                                                                     Exhibit 5.1


                 [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]


                              June 27, 2000

Support.com, Inc.
575 Broadway
Redwood City, CA 94063


     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We are acting as counsel for Support.com, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 4,887,500 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, all of which are authorized but heretofore unissued shares to be offered and sold by the Company (including 637,500 shares subject to the underwriters' over-allotment option). In this regard we have participated in the preparation of a Registration Statement on Form S-1 (Registration No. 333-30674) relating to such 4,887,500 shares of Common Stock. (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement.")

     We are of the opinion that the shares of Common Stock to be offered and sold by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                    Very truly yours,

                                    /s/ Pillsbury Madison & Sutro LLP